Exhibit 21.1

BEHRINGER HARVARD OPPORTUNITY REIT I, INC.
LIST OF SUBSIDIARIES

Entity	Jurisdiction
BHO Partners, LLC	Delaware
Behringer Harvard Opportunity OP I, LP(1)	Texas
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(1) BHO Partners, LLC is the sole limited partner and the 99.9% owner of Behringer Harvard Opportunity OP I, LP, and Behringer Harvard Opportunity REIT I, Inc. is the sole general partner and owner of the remaining 0.1% of Behringer Harvard Opportunity OP I, LP.